UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 13, 2012

GLOBAL AXCESS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-17874	88-0199674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 Belfort Parkway, Suite 165, Jacksonville, Florida	32256
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(904) 280-3950

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(A)          On August 13, 2012, Global Axcess Corp., a Nevada corporation (the “Company”), and certain affiliates of the Company, entered into a waiver and amendment (the “Waiver and Amendment”) relating to several existing credit facilities with Fifth Third Bank (“Fifth Third”). The Waiver and Amendment relates to facilities entered into in connection with:

1. That certain Loan and Security Agreement, as amended (the “Loan and Security Agreement”) and corresponding $5.0 million term note and $2.0 million inventory draw note that were entered into and issued by the Company to Fifth Third on June 18, 2010, and several draw loans that were extended to the Company in 2011 pursuant thereto. The Loan and Security Agreement was previously amended by the first amendment, entered into December 17, 2010, the second amendment entered into January 4, 2012, the third amendment entered into May 10, 2012, the fourth amendment entered into May 31, 2012 and the fifth amendment entered into June 30, 2012.

2. That certain 2011-A Loan and Security Agreement, as amended (the “A-Loan”), dated as of September 28, 2011 (providing a $960,000 draw loan facility) and related draw loans that were extended to the Company in 2011 pursuant thereto.

3. That certain 2011-B Loan and Security Agreement, as amended, (the “B-Loan”), dated as of November 23, 2011 (providing a $1.0 million draw loan facility) and related draw loans that were extended to the Company in 2011 pursuant thereto.

4. That certain 2011-C Loan and Security Agreement, as amended (the “C-Loan”, and, collectively with the Loan and Security Agreement, the A-Loan and the B-Loan, the “Loan Agreements”), dated as of December 29, 2011 (providing a $3.0 million draw loan facility) and related draw loans that were extended to the Company in 2011 pursuant thereto.

The Waiver and Amendment operates as a waiver by Fifth Third relating to certain existing covenant defaults under the Loan and Security Agreement, in exchange for certain agreements and representations made by the Company. The Waiver and Amendment also operates to amend each of the Loan Agreements in certain aspects. Specifically, certain specified draw loans are amended to forego principal payments until maturity or acceleration, or such other date that all other amounts of obligations are to be paid in full. Other provisions related to confidentiality of information and notices are also amended.

In consideration of the foregoing waivers and amendments, the Company will be required to pay a waiver and amendment fee of $100,000, on the earlier date that all other amounts of obligations are to be paid in full, or December 1, 2012.

The Waiver and Amendment also requires the Company to retain a consultant who will monitor and report to Fifth Third on several aspects of the Company’s business and financial condition. In addition, on or before August 31, 2012, the Company must identify three investment bankers that the Company would be agreeable to engaging in connection with such strategic alternatives as the consultant or the Company may propose which are acceptable to Fifth Third.

The Company is also restricted, by the terms of the Waiver and Amendment from making or paying certain distributions or dividends, advances, loans, redemptions, prepayments, management fees, or other specified payments or set-asides.

The Waiver and Amendment also contains a form of “Collateral Questionnaire” that is required to be completed by the Company and returned to Fifth Third.

The foregoing description of the Waiver and Amendment, including all exhibits attached thereto, is qualified in its entirety by reference to the text of the Waiver and Amendment, a copy of which is filed herewith as Exhibit 4.1.

(B)         On August 13, 2012, the Company, and certain affiliates of the Company, entered into a modification (the “Equipment Lease Amendment No. 2”) to that certain Master Equipment Lease Agreement, between the Company, and certain affiliates, and Fifth Third, dated June 18, 2010, as first amended on June 6, 2012. The Equipment Lease Amendment amends the amortization schedule of rental payments on two separate Equipment Lease Schedules due from the Company during certain specified periods, and provides for smaller payments in the short-term and larger payments at the end of the lease periods. As part of the Equipment Lease Amendment No. 2, Fifth Third also agreed to waive certain covenant defaults of the Company related to its debt service coverage ratio and senior funded indebtedness to EBITDA ratio, for the period ended June 30, 2012.

In consideration thereof, the Company agreed to an increase in the applicable interest rate on all non-hedged facilities.

Except as modified by the Equipment Lease Amendment No. 2, the terms of the Master Equipment Lease Agreement, as amended, remain in full force and effect.

The foregoing description of the Equipment Lease Amendment No. 2, including all exhibits attached thereto, is qualified in its entirety by reference to the text of the Equipment Lease Amendment No. 2, a copy of which is filed herewith as Exhibit 4.2.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

	4.1	Waiver and Amendment to Four Certain Global Axcess Loan and Security Agreements, entered August 13, 2012, by and between Global Axcess Corp. (and affiliates) and Fifth Third Bank.

4.2	Amendment to Master Equipment Lease Agreement and Equipment Schedule – No.002, entered August 13, 2012, by and between Global Axcess Corp. (and affiliates) and Fifth Third Equipment Finance Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL AXCESS CORP.

Dated: August 17, 2012	By:	/s/ Michael J. Loiacono
	Name:	Michael J. Loiacono
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

4.1	Waiver and Amendment to Four Certain Global Axcess Loan and Security Agreements, entered August 13, 2012, by and between Global Axcess Corp. (and affiliates) and Fifth Third Bank.

4.2	Amendment to Master Equipment Lease Agreement and Equipment Schedule – No.002, entered August 13, 2012, by and between Global Axcess Corp. (and affiliates) and Fifth Third Equipment Finance Company.